Exhibit 10.1

March 21, 2017

William L Hodges

401 May Court

Raleigh, NC 27609

Dear Bill,

I am pleased to extend to you a formal offer of employment to join Novan, Inc. as interim Chief Financial Officer reporting to me with a requested start date of March 24, 2017 (the “Commencement Date”). This position requires a time commitment of three days in the office per week during Novan business hours, in addition to you providing some services remotely during your business days out of the office, on nights, and weekends, with an approximate weekly commitment of 30 hours.  You will be compensated as a full-time equivalent of base salary, as noted below.  This offer is for a limited engagement expected to last approximately three months, after which you and the Company may mutually agree to extend the terms of employment for an additional three months.

Base Salary

As an exempt employee, you will be compensated at a rate of $30,000 per month, payable, minus applicable withholdings, in semi-monthly payments in accordance with the Company’s regular payroll schedule, currently on or about the 1st and 15th of each month.

Incentive Equity Award

In addition to your base compensation, subject to approval by the Company’s Board of Directors, the Company will offer you the opportunity to become a shareholder through the award of 33,000 incentive stock options to purchase the Company’s common stock, vesting in thirds on each of the monthly anniversaries of the Commencement Date, so long as you remain employed by the Company, and having a three year exercise period following your departure from this interim role. Theses options shall be subject to the terms of the Company’s stock option plan and the standard form stock agreement, and the number of stock options, vesting schedule and exercise price on your first day of employment shall be documented in a stock option grant approved by the Board of Directors.

Cash Bonus

You are eligible to receive a cash bonus at the target level of forty percent (40%) of your actual base salary over the 3-month employment relationship, or $36,000, conditioned upon you remaining employed through the three-month anniversary (“3-Month Anniversary”) of the Commencement Date.  This bonus amount is payable in full, however, in the event that your employment is terminated by the Company before the 3-Month Anniversary due to the hiring of a

4105 Hopson Road

Morrisville, North Carolina 27560

tel: 919-485-8080 | fax: 919-237-9212

www.novan.com

Confidential and Proprietary, Novan, Inc.

permanent Chief Financial Officer.  Any bonus due will be paid in one lump sum, less applicable withholdings, within thirty (30) days of the 3-Month Anniversary of the Commencement Date.

Employee Benefits

You will be eligible to participate in Novan’s comprehensive group benefits plan, subject to the requirements of each plan. This package currently consists of health, dental, vision, life, short/long term disability, paid time off, sick time, and 401(k).

Paid Time Off

The Company’s current time off policy provides for you to accrue at the highest, most tenured level of eight (8) hours of paid time off (PTO) per pay period totaling six (6) days for each three-month term of service.  PTO will accrue and may be used in accordance with the Company’s existing policies.

Please understand it is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties.  If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited.  This may include, but is not limited to, confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies.  You must also advise the Company of any restrictions on your ability to work for the Company, such as any covenants not to compete or solicit with any former employers.  You will also be expected to abide by all the Company’s employment policies, including but not limited to the Company’s policies regarding employment discrimination and harassment.

The terms of this offer shall come into effect on the Commencement Date and are contingent upon receipt of signed non-competition, and confidentially and assignment of inventions agreements, and I-9 documentation as required by the Immigration Control and Reform Act of 1986.  Additionally, this offer is contingent on your satisfactory completion of a background screening and drug testing, which must be completed prior to employment commencing.

We will email you a link and login instructions to complete a portion of your new hire paperwork electronically.  On your first day, please bring the necessary forms of identification to complete the I-9 documentation (example:  Valid Driver’s License and Social Security Card, or Valid Passport).

Novan abides by the principle of employment at will.  This letter is not, nor is it intended to be, a contract of employment for any specific length of service, nor is it guaranteed for any specific position. Should employment be accepted, either you or the Company may terminate the relationship at any time for any or no cause or reason.

4105 Hopson Road

Morrisville, North Carolina 27560

tel: 919-485-8080 | fax: 919-237-9212

www.novan.com

Confidential and Proprietary, Novan, Inc.Page 2 of 3

Bill, I wish to convey my sincere enthusiasm about the possibility of you joining our team.  If the terms of employment are acceptable to you, please sign and date one (1) copy and return it to me by Wednesday, March 22, 2017.  Please let me know if you have any questions.

We look forward to you being an integral part of Novan’s future success.

Regards,

/s/ Nate Stasko

Nate Stasko

President and CEO

I agree to accept the terms and conditions of employment outlined above, this 21 day of March, 2017.

/s/ William L. Hodges

(Employee Signature)

4105 Hopson Road

Morrisville, North Carolina 27560

tel: 919-485-8080 | fax: 919-237-9212

www.novan.com

Confidential and Proprietary, Novan, Inc.Page 3 of 3